EXHIBIT 99.1

For Immediate Release

LL FLOORING REPORTS FOURTH QUARTER AND FULL YEAR 2023 FINANCIAL RESULTS

RICHMOND, Va., March 1, 2024 – LL Flooring Holdings, Inc. (“LL Flooring” or “Company”) (NYSE: LL), a leading specialty retailer of hard and soft surface flooring in the U.S., today announced financial results for the fourth quarter and year ended December 31, 2023.

"Fourth quarter business conditions remain difficult as we continue to experience the impact of weakness in existing home sales and the corresponding softness in the home improvement industry. We reported comparable store sales down 19.6% as we saw continued declines in traffic and lower average project sizes for our consumer and pro customers. Despite external headwinds, we are focused on our ability to deliver the high-touch service of an independent flooring retailer combined with the value, assortment, and convenience of a national brand,” said President and Chief Executive Officer Charles Tyson.

Tyson continued "Leading economic indicators suggest that home improvement spending will continue to be challenged through at least the first half of 2024, however, the long-term fundamentals of our business are strong due to aging housing stock, increased household formation and rising home values. To that end, we remain focused on executing on our brand transformation and on our strategic initiatives which we believe will drive revenue growth, increase brand awareness, spur product innovation and deliver a consistent customer experience. We are also gaining traction on several of our operating strategies, focusing on the customer experience, driving and improving NPS scores, innovating products including the execution of our carpet initiatives, and maintaining a strong focus on improving operational efficiencies and working capital management. All of which, gives us confidence in achieving long-term growth.”

Fourth Quarter Financial Highlights

•
Net sales decreased 19.7% to $211.8 million compared to the same period last year, driven by a decrease in transaction count and average transaction size reflecting lower spend by consumers and Pros.
•
Total comparable store sales decreased 20.2% versus the same period last year.
•
Gross margin increased 270 basis points to 38.6% and Adjusted gross margin1 increased 260 basis points to 38.3% compared to the same period last year, primarily driven by vendor cost outs and lower transportation costs, partially offset by headwinds from higher vinyl sourcing costs as we increased sourcing from domestic vendors.
•
SG&A as a percentage of net sales increased 430 basis points to 46.8% compared to the fourth quarter of last year and Adjusted SG&A1 as a percentage of net sales increased 800 basis points to 46.8% compared to the fourth quarter of last year. The increases in both SG&A and Adjusted SG&A as a percentage of net sales were due primarily to expense deleverage from lower sales volumes; Adjusted SG&A spending decreased $3.1 million primarily due to restructuring activities and lower advertising spend.
•
Operating margin loss increased 170 basis points to 8.3% compared to the fourth quarter of last year. Adjusted operating margin loss1 increased 550 basis points to 8.6% compared to the fourth quarter of last year.
•
Loss per Diluted Share increased $0.09 to $0.62 compared to the fourth quarter of last year. Adjusted Loss per Diluted Share1 increased $0.35 to $0.64 compared to the fourth quarter of last year.
•
We’ve continued to evaluate our store portfolio, resulting in the closure of seven stores during the fourth quarter. We also opened one new store, bringing our total store portfolio to 437 stores as of December 31, 2023.

1Please refer to the “Non-GAAP and Other Information” section and the GAAP to non-GAAP reconciliation tables below for more information.

Full Year Financial Highlights

•
Net sales decreased 18.5% to $904.7 million compared to last year, driven by a decrease in transaction count and average transaction size reflecting lower spend by consumers and Pros.
•
Total comparable store sales decreased 19.6% versus last year.

•
Gross margin decreased 40 basis points to 35.7% compared to 2022 and Adjusted gross margin1 increased 140 basis points to 37.5% compared to 2022. Gross margin decreased due to unfavorable antidumping duty rate changes and customs detentions on certain vinyl flooring products from Asia. The increase in adjusted gross margin1 was primarily due to lower vendor and transportation costs.
•
SG&A as a percentage of net sales increased 740 basis points to 44.6% compared to last year and adjusted SG&A1 increased 820 basis points to 44.5% compared to last year. Both SG&A and Adjusted SG&A increased as a percentage of net sales primarily due to expense deleverage on lower net sales; Adjusted SG&A spend remained relatively flat compared to 2022, as the cost savings from our restructuring activities and lower spend on advertising were offset by higher occupancy costs associated with the addition of a third distribution center, rents of new stores and lease renewals at higher rental rates, non-recurring professional services and IT spend associated with the rollout of our CRM.
•
Operating margin loss increased 780 basis points to 8.9% compared to last year. Adjusted operating margin loss1 increased 680 basis points to 7.0% compared to last year.
•
Loss per Diluted Share increased $3.17 to $3.59 compared to last year. Adjusted Loss per Diluted Share1increased $2.84 to $3.01 compared to last year.
•
During 2023, the Company opened three new stores and closed eight, bringing total stores to 437 as of December 31, 2023.

1Please refer to the “Non-GAAP and Other Information” section and the GAAP to non-GAAP reconciliation tables below for more information.

Cash Flow & Liquidity

As of December 31, 2023, the Company had liquidity of $118.2 million, consisting of excess availability under its Credit Agreement of $109.4 million, and cash and cash equivalents of $8.8 million.

During 2023, the Company generated $21.3 million of cash flows from operating activities, primarily driven by our effective inventory management and our cost savings initiatives implemented by management.

2024 Business Outlook

The Company continues to navigate uncertainty in the macroeconomic environment due to low consumer confidence, inflation, a volatile interest and mortgage rate environment and continued declines in existing home sales. As a result, the Company is not providing financial guidance at this time.

The Company is, however, providing the following commentary. The Company expects:

•
In terms of our sales outlook for 2024, while we strongly believe that our strategic initiatives of our CRM and Pro initiatives will improve the customer experience and help drive traffic to stores, our visibility is limited as to when the macroeconomic environment will normalize.

•
Adjusted gross margins1 are expected to maintain year-over-year, driven primarily by potential reductions in transportation costs. The Company will continue to monitor the competitive pricing environment to inform its pricing and promotion strategies.

•
SG&A dollar spend and SG&A spend as a percentage of sales are expected to increase year-over-year, primarily due to lower net sales as we continue to invest in our strategic initiatives while navigating a dynamic macroeconomic environment.

•
Capital expenditures of approximately $15 million in 2024, primarily related to our strategic initiatives such as the rollout of Carpet across our store portfolio, and maintenance capital investments.

1Please refer to the “Non-GAAP and Other Information” section and the GAAP to non-GAAP reconciliation tables below for more information.

Learn More about LL Flooring

•
Our commitment to quality, compliance, the communities we serve and corporate giving: https://llflooring.com/corp/quality.html
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Follow us on social media: Facebook, Instagram and Twitter.

Conference Call and Webcast Information

The Company plans to host a conference call and audio webcast on March 4, 2024, at 8:00 a.m. Eastern Time. The conference may be accessed by dialing (833) 470-1428 or (929) 526-1599 and entering pin number 918613. You may also use this website https://events.q4inc.com/attendee/638357847 in lieu of speaking to an operator. A replay will be available approximately two hours after the call ends through March 11, 2024 and may be accessed by dialing (929) 458-6194 and entering pin number 285260. The live conference call and replay can also be accessed via audio webcast at the Investor Relations section of the Company's website, www.LLFlooring.com.

About LL Flooring

LL Flooring is one of the country’s leading specialty retailers of hard-surface flooring with more than 430 stores nationwide. The Company seeks to offer the best customer experience online and in stores, with more than 500 varieties of hard and soft surface floors featuring a range of quality styles and on-trend designs. LL Flooring's online tools also help empower customers to find the right solution for the space they've envisioned. LL Flooring's extensive selection includes waterproof hybrid resilient, waterproof vinyl plank, solid and engineered hardwood, laminate, bamboo, porcelain tile, and cork, with a wide range of flooring enhancements and accessories to complement. LL Flooring stores are staffed with flooring experts who provide advice, Pro partnership services and installation options for all of LL Flooring's products, the majority of which is in stock and ready for delivery.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This press release includes statements of the Company’s expectations, intentions, plans and beliefs that constitute “forward-looking statements” within the meanings of the Private Securities Litigation Reform Act of 1995. These statements, which may be identified by words such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” "assumes," “believes,” “thinks,” “estimates,” “seeks,” “predicts,” “could,” “projects,” "targets," “potential,” "will likely result," and other similar terms and phrases, are based on the beliefs of the Company’s management, as well as assumptions made by, and information currently available to, the Company’s management as of the date of such statements. These statements are subject to risks and uncertainties, all of which are difficult to predict and many of which are beyond the Company’s control.

The Company specifically disclaims any obligation to update these statements, which speak only as of the dates on which such statements are made, except as may be required under the federal securities laws. For a discussion of the risks and uncertainties that could cause actual results to differ from those contained in the forward-looking statements, see the “Risk Factors” section of the Company’s annual report on Form 10-K for the year ended December 31, 2023, and the Company’s other filings with the Securities and Exchange Commission (“SEC”). Such filings are available on the SEC’s website at www.sec.gov and the Company’s Investor Relations website at https://investors.llflooring.com.

Non-GAAP and Other Information

To supplement the financial measures prepared in accordance with U.S. generally accepted accounting principles (GAAP), the Company uses the following non-GAAP financial measures in the body of this press release and in the supplemental tables at the end of the release: (i) Adjusted Gross Profit; (ii) Adjusted Gross Margin; (iii) Adjusted SG&A; (iv) Adjusted SG&A as a percentage of net sales; (v) Adjusted Operating Income (Loss); (vi) Adjusted Operating Margin (Loss); (vii) Adjusted Other Expense; (viii) Adjusted Other Expense as a percentage of net sales; (ix) Adjusted Earnings (Loss); and (x) Adjusted Earnings (Loss) per Diluted Share. These non-GAAP financial measures should be viewed in addition to, and not in lieu of, financial measures calculated in accordance with GAAP. These supplemental measures may vary from, and may not be comparable to, similarly titled measures by other companies.

The non-GAAP financial measures are presented because we believe the non-GAAP financial measures provide useful information to management and investors regarding certain financial and business trends related to our financial condition and results of operations, These measures provide an additional tool for investors to use in evaluating our ongoing operating performance, and management, in certain cases, uses them to determine incentive compensation. The presented non-GAAP financial measures exclude items that management does not believe reflect our core operating performance, which include regulatory and legal settlements and associated legal and operating costs, changes in antidumping and countervailing duties, and goodwill impairment, as such items are outside of our control or due to their inherent unusual, non-operating, unpredictable, non-recurring, or non-cash nature. Reconciliations of these non-GAAP financial measures are provided on the pages that follow.

Reconciliations of forward-looking non-GAAP measures are not provided because the company is unable to provide such reconciliations without unreasonable effort due to the uncertainty and inherent difficulty of predicting the occurrence and financial impact of certain items, including, but not limited to, the timing and significance of antidumping rate changes or vinyl charges.

For further information contact:

LL Flooring Investor Relations

ICR

Bruce Williams

ir@llflooring.com

Tel: 804-420-9801

(Tables Follow)

LL Flooring Holdings, Inc.

Consolidated Balance Sheets

(in thousands)

	December 31,	December 31,
	2023	2022
Assets
Current Assets:
Cash and Cash Equivalents	$8,772	$10,800
Merchandise Inventories, Net	265,290	332,296
Prepaid Expenses	5,658	9,054
Other Current Assets	8,473	17,598
Total Current Assets	288,193	369,748
Property and Equipment, Net	100,490	101,758
Operating Lease Right-of-Use Assets	141,210	123,172
Deferred Tax Assets, Net	—	13,697
Other Assets	5,681	5,578
Total Assets	$535,574	$613,953

Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts Payable	$67,195	$47,733
Customer Deposits and Store Credits	39,468	43,767
Accrued Compensation	6,915	9,070
Sales and Income Tax Liabilities	2,103	3,574
Accrual for Legal Matters and Settlements	15,344	22,159
Operating Lease Liabilities - Current	31,815	34,509
Other Current Liabilities	24,382	19,712
Total Current Liabilities	187,222	180,524
Other Long-Term Liabilities	8,391	6,162
Operating Lease Liabilities - Long-Term	116,651	99,186
Credit Agreement	66,000	72,000
Total Liabilities	378,264	357,872

Commitments and Contingencies

Stockholders’ Equity:
Common Stock ($0.001 par value; 35,000 shares authorized; 30,983 and 30,758 shares issued and 28,849 and 28,695 shares outstanding at December 31, 2023 and 2022, respectively)	31	31
Treasury Stock, at cost (2,134 and 2,063 shares, respectively)	(153,617)	(153,331)
Additional Capital	236,848	231,839
Retained Earnings	74,048	177,542
Total Stockholders’ Equity	157,310	256,081
Total Liabilities and Stockholders’ Equity	$535,574	$613,953

LL Flooring Holdings, Inc.

Consolidated Statements of Operations and Comprehensive (Loss) Income

(in thousands, except per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022	2021

Net Sales
Net Merchandise Sales	$183,059	$226,883	$779,326	$957,927	$993,943
Net Services Sales	28,721	36,986	125,420	152,752	158,401
Total Net Sales	211,780	263,869	904,746	1,110,679	1,152,344
Cost of Sales
Cost of Merchandise Sold	103,919	139,733	477,495	589,719	588,166
Cost of Services Sold	26,187	29,385	104,538	119,797	124,136
Total Cost of Sales	130,106	169,118	582,033	709,516	712,302
Gross Profit	81,674	94,751	322,713	401,163	440,042
Selling, General and Administrative Expenses	99,205	112,080	403,499	412,885	387,356
Operating (Loss) Income	(17,531)	(17,329)	(80,786)	(11,722)	52,686
Other Expense	1,082	986	9,307	1,816	(104)
(Loss) Income Before Income Taxes	(18,613)	(18,315)	(90,093)	(13,538)	52,790
Income Tax Expense (Benefit)	(668)	(3,235)	13,401	(1,457)	11,092
Net (Loss) Income and Comprehensive (Loss) Income	$(17,945)	$(15,080)	$(103,494)	$(12,081)	$41,698

Net (Loss) Income per Common Share—Basic	$(0.62)	$(0.53)	$(3.59)	$(0.42)	$1.44
Net (Loss) Income per Common Share—Diluted	$(0.62)	$(0.53)	$(3.59)	$(0.42)	$1.41

Weighted Average Common Shares Outstanding:
Basic	28,845	28,691	28,806	28,860	29,041
Diluted	28,845	28,691	28,806	28,860	29,525

LL Flooring Holdings, Inc.

Condensed Consolidated Statements of Cash Flows

(in thousands)

	Year Ended December 31,
	2023	2022		2021
Cash Flows from Operating Activities:
Net (Loss) Income	$(103,494)	$(12,081)		$41,698
Adjustments to Reconcile Net (Loss) Income:
Depreciation and Amortization	18,647	18,410		18,833
Impairment on Long-Lived Assets	1,316	—		—
Impairment of Goodwill	—	9,693		—
Deferred Income Taxes Provision	13,979	(2,361)		276
Income on Redeemed or Expired Vouchers for Legal Settlements	(2,491)	(1,300)		(1,676)
Stock-Based Compensation Expense	5,009	3,738		5,113
Provision for Inventory Obsolescence Reserves	3,469	1,615		2,345
Antidumping Adjustments	353	(1,036)		(6,279)
(Gain) Loss on Disposal of Fixed Assets	27	(2)		44
Changes in Operating Assets and Liabilities:
Merchandise Inventories	61,243	(81,833)		(15,104)
Accounts Payable	17,254	(16,595)		(8,538)
Customer Deposits and Store Credits	(4,299)	(23,296)		5,674
Tariff Recovery Receivable	—	36		4,078
Prepaid Expenses and Other Current Assets	13,758	(2,968)		700
Accrued Compensation	(2,156)	(1,058)		(5,219)
Accrual for Legal Matters and Settlements	543	303		7,773
Payments for Legal Matters and Settlements	(345)	(8,148)		(101)
Deferred Rent Payments	(187)	(157)		(2,315)
Deferred Payroll Taxes	—	(2,585)		(2,542)
Other Assets and Liabilities	(1,341)	2,916		(6,090)
Net Cash Provided by (Used in) Operating Activities	21,285	(116,709)		38,670
Cash Flows from Investing Activities:
Purchases of Property and Equipment	(17,029)	(22,048)		(19,443)
Other Investing Activities	2	65		71
Net Cash Used in Investing Activities	(17,027)	(21,983)		(19,372)
Cash Flows from Financing Activities:
Borrowings on Credit Agreement	306,000	289,500		—
Payments on Credit Agreement	(312,000)	(217,500)		(101,000)
Common Stock Repurchased	(286)	(7,994)		(2,360)
Other Financing Activities		297		(690)
Net Cash (Used In) Provided by Financing Activities	(6,286)	64,303		(104,050)
Net Decrease in Cash and Cash Equivalents	(2,028)	(74,389)	—	(84,752)
Cash and Cash Equivalents, Beginning of Period	10,800	85,189		169,941
Cash and Cash Equivalents, End of Period	$8,772	$10,800		$85,189

Supplemental Disclosure of Non-Cash Operating and Financing Activities:
Relief of Inventory for Vouchers Redeemed for Legal Settlements	$2,294	$2,307		$2,783
Tenant Improvement Allowance for Leases	(196)	(1,155)		(1,230)

LL Flooring Holdings, Inc.

GAAP to Non-GAAP Reconciliation

(in thousands, except percentages)

Items impacting gross margin with comparisons to the prior-year periods include:

	Three Months Ended December 31,				Year Ended December 31,
	2023		2022		2023		2022
	$	% of Sales	$	% of Sales	$	% of Sales	$	% of Sales
	(in thousands, except percentage data)
Gross Profit/Margin, as reported (GAAP)	$81,674	38.6%	$94,751	35.9%	$322,713	35.7%	$401,163	36.1%

Vinyl Charges[1]	(701)	(0.3)%	—	—	5,426	0.6%	—	—%
Antidumping and Countervailing Adjustments[2]	95	—	(564)	(0.2)%	10,809	1.2%	413	0.0%
Adjustment Items Subtotal	(606)	(0.3)%	(564)	(0.2)%	16,235	1.8%	413	—

Adjusted Gross Profit/Margin (non-GAAP measures)	$81,068	38.3%	$94,187	35.7%	$338,948	37.5%	$401,576	36.1%

1
This amount represents costs related to CBP detention on flooring products that contain PVC as a consequence of the UFLPA.
2
This amount represents net antidumping and countervailing (income)/expense associated with applicable prior-year shipments of engineered hardwood from China.

Items impacting SG&A with comparisons to the prior-year periods include:

	Three Months Ended December 31,				Year Ended December 31,
	2023		2022		2023		2022
	$	% of Sales	$	% of Sales	$	% of Sales	$	% of Sales
	(in thousands, except percentage data)
SG&A, as reported (GAAP)	$99,205	46.8%	$112,080	42.5%	$403,499	44.6%	$412,885	37.2%

Recovery from Legal Matters and Settlements[1]	—	—%	—	—%	—	—%	(150)	—%
Legal and Professional Fees[2]	(36)	—%	—	—%	886	0.1%	—	—%
Goodwill Impairment Charge[3]	—	—%	9,693	3.7%	—	0.0%	9,693	0.9%

Adjusted SG&A (a non-GAAP measure)	$99,241	46.8%	$102,387	38.8%	$402,613	44.5%	$403,342	36.3%

1.
The 2022 amount represents insurance recovery related to the Gold Litigation recorded in the third quarter of 2022. This item is described more fully in Item 8, Note 10 to the consolidated financial statements filed in the December 31, 2022 10-K.
2.
This amount represents charges to earnings related to our defense of certain significant legal actions during the period. This does not include all legal costs incurred by the Company.
3.
This amount represents an impairment charge resulting from the Company's evaluation of goodwill during the fourth quarter of 2022. This item is described more fully in Item 8, Note 3 to the consolidated financial statements filed in the December 31, 2022 10-K.

LL Flooring Holdings, Inc.

GAAP to Non-GAAP Reconciliation

(in thousands, except percentages)

Items impacting operating income and operating margin with comparisons to the prior-year periods include:

	Three Months Ended December 31,				Year Ended December 31,
	2023		2022		2023		2022
	$	% of Sales	$	% of Sales	$	% of Sales	$	% of Sales
	(in thousands, except percentage data)
Operating Loss, as reported (GAAP)	$(17,531)	(8.3)%	$(17,329)	(6.6)%	$(80,786)	(8.9)%	$(11,722)	(1.1)%

Gross Profit/Margin Adjustment Items:
Vinyl Charges[1]	(701)	(0.3)%	—	—%	5,426	0.6%	—	—%
Antidumping and Countervailing Adjustments[2]	95	0.0%	(564)	(0.2)%	10,809	1.2%	413	—
Gross Profit/Margin Adjustment Items Subtotal	(606)	(0.3)%	(564)	(0.2)%	16,235	1.8%	413	—

SG&A Adjustment Items:
Recovery from Legal Matters and Settlements[3]	—	—%	—	—%	—	—%	(150)	—%
Legal and Professional Fees[4]	(36)	0.0%	—	—%	886	0.1%	—	—%
Goodwill Impairment Charge[5]	—	—%	9,693	3.7%	—	0.0%	9,693	0.9%
SG&A Adjustment Items Subtotal	(36)	0.0%	9,693	3.7%	886	0.1%	9,543	0.9%

Adjusted Operating Loss / Margin (a non-GAAP measure)	$(18,173)	(8.6)%	$(8,200)	(3.1)%	$(63,665)	(7.0)%	$(1,766)	(0.2)%

1,2,3,4,5 See the Gross Profit and SG&A sections above for more detailed explanations of these individual items.

Items impacting other expense (income) with comparisons to the prior year periods include:

	Three Months Ended December 31,				Year Ended December 31,
	2023		2022		2023		2022
	$	% of Sales	$	% of Sales	$	% of Sales	$	% of Sales
	(in thousands, except percentage data)
Other Expense, as reported (GAAP)	$1,082	0.5%	$986	0.4%	$9,307	1.0%	$1,816	0.2%

Interest Impact Related to Antidumping and Countervailing Adjustments[1]	27	0.0%	(147)	0.0%	5,565	0.6%	(148)	—%

Adjusted Other Expense/Adjusted Other Expense as a % of Sales (a non-GAAP measure)	$1,055	0.5%	$1,133	0.4%	$3,742	0.4%	$1,964	0.2%

1.
This amount represents net interest (income)/expense impact of certain antidumping and countervailing adjustments related to applicable prior-year shipments of engineered hardwood from China.

LL Flooring Holdings, Inc.

GAAP to Non-GAAP Reconciliation

(in thousands, except per share data)

Items impacting earnings per diluted share with comparisons to the prior-year periods include:

	Three Months Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022
	(in thousands, except per share data)
Net Loss, as reported (GAAP)	$(17,945)	$(15,080)	$(103,494)	$(12,081)
Net Loss per Diluted Share (GAAP)	$(0.62)	$(0.53)	$(3.59)	$(0.42)

Gross Profit/Margin Adjustment Items:
Vinyl Charges[1]	(701)	—	5,426	—
Antidumping and Countervailing Adjustments[2]	95	(564)	10,809	413
Gross Profit/Margin Adjustment Items Subtotal	(606)	(564)	16,235	413

SG&A Adjustment Items:
Recovery from Legal Matters and Settlements[3]	—	—	—	(150)
Legal and Professional Fees[4]	(36)	—	886	—
Goodwill Impairment Charge[5]	—	9,693	—	9,693
SG&A Adjustment Items Subtotal	(36)	9,693	886	9,543

Other Expense (Income) Adjustment Items:
Interest Impact Related to Antidumping and Countervailing Adjustment[6]	27	(147)	5,565	(148)
Other Expense (Income) Adjustment Items Subtotal	27	(147)	5,565	(148)

Income Tax Adjustment[7]	158	(2,353)	(5,830)	(2,570)

Adjusted Loss	$(18,402)	$(8,451)	$(86,638)	$(4,843)
Adjusted Loss per Diluted Share (a non-GAAP measure)	$(0.64)	$(0.29)	$(3.01)	$(0.17)

1,2,3,4,5,6 See the Gross Profit, SG&A and Other Expense (Income) sections above for more detailed explanations of these individual items.

7 Income Tax Adjustment is defined as the sum of Gross Profit/Margin, SG&A, and Other Expense (Income) Adjustment Items multiplied by the Company’s federal incremental rate, which was 25.7% for the 2023 period and 26.2% for the 2022 period.